**AMENDMENT NO. 1 TO**
**LICENSE AGREEMENT**

This AMENDMENT NO. 1 (this "Amendment") to the License Agreement, dated as of November 12, 2015 (the "License Agreement"), among Christie Brinkley, Inc., a New York corporation ("Licensor"), Bellissima Spirits LLC, a Nevada limited liability company ("Licensee"), Iconic Brands, Inc., a Nevada corporation, and, for limited purposes only, Christie Brinkley, individually, is entered into effective as of June 30, 2017 (the "Effective Date") with reference to the following facts:

A. The License Agreement provides that Licensee will pay to Licensor certain amounts in respect of the licensed property granted, and services performed, by Licensor thereunder.

B. The parties desire to amend the payment amounts and services and to extend the term of the License Agreement as provided for herein.

C. Capitalized terms used and not defined in this Amendment have the meanings ascribed to such terms in the License Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Amendments.

a. Section 2 of the License Agreement is hereby amended and restated to read in its entirety as follows:

"2. **Personal Appearances; Introductions**. Brinkley shall use reasonable efforts to endorse and promote the Licensed Products in her professional engagements, events, interviews and other activities, and to use Authorized Products in her public life. While the parties acknowledge that no specific public appearances are required, Brinkley shall make reasonable efforts to appear at promotional events for Authorized Products throughout the United States, in all cases subject to her personal and professional availability, which appearances may include private and public interactions with Licensee's customers, suppliers, partners and other third parties. Any such appearances will be subject to the mutual agreement of Brinkley and Licensee, Licensee booking first-class airfare, first-class accommodations and first-class transportation for Brinkley and one guest. Licensee shall also directly arrange for, negotiate and pay for all expenses incurred by Licensor or Brinkley incidental to any such appearance, including the costs of hair, makeup and fashion stylists in connection therewith. Brinkley shall, if possible, use reasonable efforts to fairly apportion all of the foregoing appearance-related expenses in the event that such expenses benefit a licensee, sponsor or third party other than Licensee that is also providing reimbursement to Brinkley for such expenses. Brinkley shall, if opportunities arise, and if appropriate in her reasonable discretion, make introductions between Licensee and prospective customers, partners and other third parties who may benefit Licensee's business relating to the Authorized Products."

b. Section 3 of the License Agreement is hereby amended and restated to read in its entirety as follows:

> "3. **Term**. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until terminated in accordance with Sections 12 and 17 below."

c. The phrase "twenty four (24) months" in Section 5.1 of the License Agreement is hereby deleted and replaced with "thirty six (36) months."

d. The first sentence of Section 5.3 of the License Agreement is hereby deleted and replaced with the following:

> "Licensee shall pay Licensor a fee (the "Royalty Fee") equal, in any period of determination, to (a) ten percent (10%) of the monthly gross sales, including any barter or trade at retail, without setoff for any discounts offered for advance payment but allowing for 'free goods' in amounts and for purposes customary in the industry, for the number of cases of Authorized Products during such period up to and including the Case Break Point and (b) twelve and one-half percent (12.5%) of the monthly gross sales as defined hereinabove for the number of cases of Authorized Products during such period in excess of the Case Break Point. The determination set forth above shall be made on the basis of a period beginning on July 1 and ending on June 30 of each applicable year, with the first such period being July 1, 2017 to June 30, 2018. "Case Break Point" means, for the period beginning on July 1, 2017 and ending on June 30, 2018, thirty thousand (30,000) cases, and for each twelve (12) month period thereafter, fifty-seven thousand five hundred (57,500) cases."

e. Section 12.2.3 of the License Agreement is hereby deleted in its entirety.

f. A new Section 17.1.4 of the License Agreement is hereby added, which reads in its entirety as follows:

> "17.1.4 Term. Notwithstanding Section 3, the Term shall automatically expire on the first anniversary of any Transfer effected pursuant to this Section 17.1;.or immediately upon the occurrence of any other Liquidity Event other than an initial public offering of Licensee.

g. Section 17.2 of the License Agreement is hereby amended and restated to read in its entirety as follows:

> "17.2 Liquidity Events. In the event of (a) a Transfer under Section 17.1, or (b) in one or a series of related transactions, (i) a sale of all or substantially all of the assets of Licensee, (ii) a change of control of Licensee, (iii) a sale of equity following which the members of Licensee immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Licensee, or (iv) a merger, consolidation or similar transaction involving Licensee following which the members of Licensee immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Licensee, in each case which transaction results in cash or other consideration for Licensee and/or its

direct or indirect beneficial owners (any such event, a "Licensee Liquidity Event"), Licensee shall pay to Licensor an amount equal to twenty-two and one-half percent (22.5%) of the net proceeds (after deduction of only Licensee's expenses incurred in connection with such transaction) of such Licensee Liquidity Event, in cash or kind as may be received by its other direct or indirect beneficial owners. Licensee may not conduct an initial public offering of its equity (or the equity of any direct or indirect holding company of Licensee) without the prior written consent of Licensor, which may not be unreasonably withheld; it being the intent of the parties that, in the case of such an initial public offering, Licensor shall receive a payment comparable to that set forth in the immediately preceding sentence and that the failure to provide for such payment to Licensor's reasonable satisfaction shall be grounds for Licensor withholding consent. In the event of, in one or a series of related transactions, (A) a sale of all or substantially all of the assets of Iconic Brands, Inc., (B) a change of control of Iconic Brands, Inc., (C) a sale of equity following which the shareholders of Iconic Brands, Inc. immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Iconic Brands, Inc., or (D) a merger, consolidation or similar transaction involving Iconic Brands, Inc. following which the shareholders of Iconic Brands, Inc. immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Iconic Brands, Inc., in each case which transaction results in cash or other consideration for Iconic Brands, Inc. and/or its direct or indirect beneficial owners (any such event, an "Iconic Liquidity Event"), Iconic Brands, Inc. shall engage an independent third-party appraiser to determine the enterprise value of Licensee (the "Licensee Value"), and Iconic Brands, Inc. shall pay to Licensor an amount equal to twenty-two and one-half percent (22.5%) of the Licensee Value, less an amount equal to the product of Iconic Brands, Inc.'s expenses incurred in connection with such Iconic Liquidity Event and a fraction, the numerator of which is the Licensee Value and the denominator of which is the total gross proceeds to Iconic Brands, Inc. and/or its direct or indirect beneficial owners in connection with such Iconic Liquidity Event. Each payment provided for in this paragraph shall be made simultaneously with the closing of the transaction giving rise to such payment obligation."

2. Miscellaneous. Except as expressly modified herein, the License Agreement shall remain in full force and effect in accordance with its terms. References in the License Agreement to "this Agreement" or words of similar import shall be deemed to refer to the License Agreement as amended by this Amendment. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

CHRISTIE BRINKLEY, INC.

By: Christie Brinkley
Name: Christie Brinkley
Title: PRESIDENT

BELLISSIMA SPIRITS LLC

By: Richard DeCicco
Name: Richard DeCicco
Title: CEO and President

ICONIC BRANDS, INC.

By: Richard DeCicco
Name: Richard DeCicco
Title: CEO and President

Solely for the purposes of Sections 2, 5 and 11 of the License Agreement

Christie Brinkley
Christie Brinkley